Exhibit 10.27

FIRST AMENDMENT
TO
ORTHOFIX INC. EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, Orthofix Inc. (the “Company”) maintains the Orthofix Inc. Employee Stock Purchase Plan (the “Plan”) for the benefit of its eligible employees; and

WHEREAS, it now is considered desirable to amend the Plan to make it a short term deferral plan for purposes of Section 409A of the Internal Revenue Code and to make certain other technical changes;

NOW, THEREFORE, by virtue and in exercise of the power reserved to the Board of Directors of the Company by Section 8(c) of the Plan, the Plan be and is hereby amended, effective as of December 1, 2007, in the following particulars:

1.             By substituting the following for Section 2(i) of the Plan:

“(i)           “Plan Year” means the period with respect to which the Plan is administered, which, prior to December 31, 2007, is the 12-month period beginning on July 1 and ending on June 30 and which, on and after January 1, 2008, shall be the 12-month period beginning on January 1 and ending on December 31; provided, however, that there shall be a short Plan Year beginning on July 1, 2007 and ending on December 31, 2007.”

2.             By substituting the following for Section 3 of the Plan:

“3.           Eligibility

    Each Employee shall be eligible to participate in the Plan on the first day of any Plan Year, provided that he or she is actively employed on such day.”

3.             By substituting the following for Section 4(a) of the Plan:

“(a)           An eligible Employee shall become a Participant for any Plan Year by electing to contribute to the Plan, through payroll deductions, either a fixed amount or a percentage of his or her compensation for the Plan Year; provided, however, that such fixed amount or percentage shall not be less than 1% nor more than 25% of his or her compensation for the Plan Year.  For purposes of the Plan, an Employee’s compensation shall mean (i) for non-commissioned employees, his or her regular salary or straight-time wages, overtime, bonuses, and all other forms of compensation, excluding any car allowance or relocation expense reimbursements; and (ii) for commissioned employees, his or her commissions, guaranteed payments, overtime, bonuses, and all other forms of compensation, excluding any car allowance or relocation expense reimbursements.  An Employee’s election to participate in the Plan for any Plan Year shall be in writing on an authorized form and shall be made in accordance with procedures established by the Committee from time to time.  A Participant must complete a new election with respect to each Plan Year in order to participate in the Plan for such Plan Year. ”

4.             By substituting the following for the last sentence of Section 4(c) of the Plan:

“A Participant who elects to withdraw from the Plan shall receive, in lieu of any other benefits under the Plan, the following: (i) a refund of his or her contributions as soon as practicable following the date of withdrawal from the Plan, and in any event no later than the date that is two and one-half months following the last day of the Plan Year in which such Participant withdrew from the Plan, and (ii) a refund of the interest accrued through the date of payment at the rate in effect at the bank or other financial institution holding Participant contributions, which refund of accrued interest shall be paid immediately following the end of the Plan Year in which such Participant withdrew from the Plan, and in any event no later than the date that is two and one-half months following the last day of such Plan Year.”

5.             By substituting the following for the first sentence of Section 4(d) of the Plan:

“An Employee’s participation in the Plan shall terminate upon his or her termination of employment or death.  An Employee’s participation in the Plan shall, unless otherwise required by applicable law, terminate upon his or her leave of absence or absence from active employment for any other reason only if such Employee does not continue to make contributions to the Plan during such leave in accordance with procedures established by the Committee.”

6.             By deleting Section 4(e) of the Plan in its entirety.

7.             By substituting the following for Section 5(a) of the Plan:

“(i)           As soon as practicable following the last day of each Plan Year, but in any event no later than the date that is two and one-half months following the last day of such Plan Year, the Committee shall distribute to each Employee who was a Participant for the entire Plan Year a certificate or certificates representing the number of whole shares of Orthofix Stock determined by dividing (i) the amount of the Employee’s contributions for the Plan Year plus interest on such contributions through the end of the Plan Year by (ii) with respect to each Employee who is an officer or director of the Company or who is a beneficial owner of 10% or more of any class of equity security of Orthofix International N.V. registered under Section 12 of the Securities Exchange Act of 1934 as amended (as such terms are defined under such Act and the rules and regulations promulgated thereunder), the Fair Market Value of the Orthofix Stock on the first day of the Plan Year, and with respect to any other Employee, 85% of the Fair Market Value of the Orthofix Stock on the first day of the Plan Year. If the first day of the Plan Year is not a business day, the Fair Market Value of the Orthofix Stock shall be determined as of the nearest preceding business day. Cash in the amount of any fractional share shall be paid to the Participant by check as soon as practicable following the last day of each Plan Year, but in any event, no later than the date that is two and one-half months following the last day of such Plan Year.”

IN WITNESS WHEREOF, the Board of Directors of the Company has caused this amendment to be executed by a duly authorized officer of the Company this 11th day of December, 2007.

Orthofix Inc.

By:	/s/ Alan W. Milinazzo

Its:	Chief Executive Officer